802 N Washington St

                                                                                                                                                                                                                                                              Spokane, WA    99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amended Current Report on Form 8-K of our audit report dated May 7, 2020 with respect to the balance sheets of Warrender Enterprise, Inc. as of December 31, 2019 and 2018, and the related statements of operations, shareholder’s equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2019. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt about Warrender Enterprise, Inc.’s ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC

Spokane, Washington

May 7, 2020